Exhibit 12




SEARS ROEBUCK ACCEPTANCE CORP.

CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                       2003          2002          2001
                                      -----         -----         -----

(dollars in millions)

INCOME BEFORE INCOME TAXES           $  382        $  200        $  221

PLUS FIXED CHARGES:

   Interest                             741           768           853
   Loss on early retirement of debt     746             -             -
   Amortization of debt
      discount/premium                    5            14            13
                                    -------       -------       -------
TOTAL FIXED CHARGES                   1,492           782           866
                                    -------       -------       -------
EARNINGS BEFORE INCOME TAXES
   AND FIXED CHARGES                 $1,874        $  982        $1,087
                                    =======       =======       =======

RATIO OF EARNINGS TO FIXED
   CHARGES                            1.26          1.26          1.26